UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): December 13, 2012

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6 Liberty Lane West, Hampton, New Hampshire		03842-1720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 13, 2012, the Board of Directors of Unitil Corporation (the “Company”) unanimously elected Ms. Lisa Crutchfield and Mr. David A. Whiteley as Directors. The addition of the two new Directors is part of the Board’s normal succession planning process in anticipation of upcoming retirements from the Board due to Directors reaching the mandatory retirement age of 72. Ms. Crutchfield and Mr. Whiteley will serve on the Board of Directors until the Company’s 2013 Annual Meeting of Shareholders, scheduled for April 18, 2013, at which point Ms. Crutchfield and Mr. Whiteley will stand for election to the Board of Directors for three-year terms. The Nominating and Governance Committee of the Board of Directors recommended Ms. Crutchfield’s and Mr. Whiteley’s election to the Board of Directors. Ms. Crutchfield and Mr. Whiteley have not been nominated to serve on any committees of the Board of Directors at this time. A copy of the press release announcing Ms. Crutchfield’s and Mr. Whiteley’s election is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Board of Directors has determined that Ms. Crutchfield and Mr. Whiteley are independent (as defined in Section 303A.02 of the NYSE Listed Company Manual – Corporate Governance Standards). Ms. Crutchfield and Mr. Whiteley do not have any relationships with the Company requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Crutchfield served as executive vice president of regulation and pricing for National Grid USA (“National Grid”) (an international electric and gas company) in Waltham, Massachusetts, from 2008 to 2011. Prior to joining National Grid, Ms. Crutchfield served as senior vice president for regulatory and external affairs for PECO Energy Company, an Exelon Corporation company, located in Philadelphia, Pennsylvania from 2003 until 2008, and vice president of energy policy and strategy for Duke Energy Corporation in Charlotte, North Carolina from 1997 until 2000. Ms. Crutchfield also served as Vice Chairman of the Pennsylvania Public Utilities Commission from 1993 until 1997. Ms. Crutchfield recently served as an advisor to the U.S. Department of Energy Electricity Committee from 2010 to 2012, and was a member of the board of trustees for the University of Pennsylvania from 2005 to 2008 and for the University of North Carolina at Charlotte from 2000 to 2003. Ms. Crutchfield earned a Bachelor of Arts degree in Economics and Political Science from Yale University in 1985, and an MBA in Finance from Harvard Graduate School of Business in 1990.

Mr. Whiteley has been the owner of a private consulting firm, Whiteley BPS Planning Ventures LLC, specializing in utility planning, operations, and management, since 2009. He has also served as the executive director of the Eastern Interconnection Planning Collaborative since 2011. Mr. Whiteley served as an executive vice-president of the North American Electric Reliability Corporation from 2007 to 2009. Prior to that, Mr. Whiteley served as senior vice president - Energy Delivery Services for Ameren Corporation, a multi-state electric and gas utility, headquartered in St. Louis, Missouri from 2005 to 2007 and as senior vice president - Energy Delivery, from 2003 to 2005. Mr. Whiteley started his employment at Ameren Corporation’s predecessor, Union Electric Company, in 1978. A native of St. Louis, Mr. Whiteley earned a Bachelor of Science degree in Electrical Engineering from the Rose-Hulman Institute of Technology in 1978 and a Master of Science degree in Electrical Engineering from the University of Missouri-Rolla in 1985. Mr. Whiteley was granted a Professional Degree in Engineering from the Electrical Engineering Department of the University of Missouri-Rolla in 2004. Mr. Whiteley is a registered professional engineer in the states of Missouri and Illinois.

As of December 13, 2012, Ms. Crutchfield and Mr. Whiteley did not beneficially own any shares of the Company’s common stock. The address for both Ms. Crutchfield and Mr. Whiteley is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

Members of the Board of Directors who are not officers of the Company or any of its subsidiaries are entitled to an annual retainer fee of $75,000, of which $45,000 is paid in quarterly installments in cash and $30,000 is payable in kind as common stock or restricted stock units. The members of the Board of Directors also receive $2,000 for each special meeting of the Board of Directors that they attend in person.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date:	December 17, 2012

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated December 13, 2012.